EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-291222 and 333-199123) and on Form S-8 (Nos. 333-187262, 333-225221, 333-233406, 333-253391, 333-257220 and 333-279841) of Dime Community Bancshares, Inc. of our report dated February 20, 2026 relating to the consolidated financial statements of Dime Community Bancshares, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Dime Community Bancshares, Inc. for the year ended December 31, 2025.

Crowe LLP

Livingston, New Jersey
February 20, 2026